EXHIBIT 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Universal Corporation Investor Relations	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Annual Results
Richmond, VA • May 22, 2024 / PRNEWSWIRE
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “Universal Corporation had a positive finish to a strong fiscal year 2024 with notable financial and operational performance in both the fiscal year and quarter ended March 31, 2024. Fiscal year 2024 was an exceptional year for our tobacco business, as a favorable product mix, strong customer demand, and the sale of larger crops in Africa, compared to fiscal year 2023, drove our strong operating results. Fiscal year 2024 was also a significant building year for our ingredients business. We made important progress with our state-of-the-art expansion project, and we continued to invest in Universal Ingredients’ commercial sales team and research and development function. We also made advances in fiscal year 2024 towards our sustainability goals by entering agreements that move us closer to our operational emissions targets and by making continued progress towards our social supply chain targets.

“Turning to current tobacco market conditions, while we expect leaf tobacco supply and demand to return to a more balanced position over time, we are currently seeing very tight tobacco supply and elevated green tobacco prices. We continue to leverage our diverse global footprint and financial flexibility to manage these conditions and to execute our tobacco strategies. For example, during the fourth quarter of fiscal year 2024 and into the first quarter of fiscal year 2025, we accelerated buying in Brazil to ensure access to the tobacco we need for our customers. This accelerated buying, combined with higher green tobacco prices, resulted in increased use of working capital and higher debt levels at March 31, 2024. We expect most of the net impact on working capital from our accelerated buying strategy to naturally unwind over the next two years. In addition, we remain committed to supporting our tobacco business while efficiently managing working capital and reducing leverage levels.

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Universal Corporation

“In our ingredients business, the expansion project at our Lancaster manufacturing facility is progressing as expected, and we anticipate the facility to be fully operational in the second half of fiscal year 2025. We are excited about this unique project as it will significantly expand our processing capabilities, including aseptic packaging, and enable us to considerably grow our product portfolio and supply existing and new customers with additional products. This project is expected to contribute meaningfully to the results of our Ingredients Operations segment in fiscal year 2026.

“Our vision for our ingredients business is to be a provider of a complete, innovative suite of solutions and value-add products. We believe our investments in our Universal Ingredients platform’s commercial sales team and research and development function support our vision and will deliver value over time. During fiscal year 2024, we entered several new partnerships to supply innovative products that capitalize on our newly developed capabilities and portfolio across our three ingredients companies. Those new customer relationships and new product sales benefited our ingredients business by helping offset lower revenues from sales in fiscal year 2024 due to inventory recalibrations by existing customers and lower sales prices due to lower raw material prices. Earnings in fiscal year 2024, however, were below expectations due to higher costs related to our infrastructure investments, lower new crop raw material prices, inventory write-downs, and customer inventory recalibrations. We expect our new product sales to increase and contribute to our future earnings.

“Going into fiscal year 2025, we remain steadfast in executing our strategy of maximizing tobacco opportunities while growing the ingredients business. We believe our leading market position, global footprint, and proven sustainability practices will continue to enable us to generate stable cash flow from our tobacco business. Universal Ingredients is also well positioned with its fully built platform to deliver high-quality, innovative products that drive top line growth, margin expansion, and earnings stability.”

FINANCIAL HIGHLIGHTS
	Fiscal Year Ended March 31,		Change
(in millions of dollars, except per share data)	2024	2023	$	%

Consolidated Results
Sales and other operating revenue	$2,748.6	$2,569.8	$178.7	7%
Cost of goods sold	2,212.5	2,111.5	100.9	5%
Gross profit margin	19.50%	17.83%	---	167 bps
Selling, general and administrative expenses	310.6	277.2	33.4	12%
Restructuring and impairment costs	3.5	—	3.5	100%
Operating income (as reported)	222.0	181.1	40.9	23%
Adjusted operating income (Non-GAAP)*	230.3	181.1	49.2	27%
Diluted earnings per share (as reported)	4.78	4.97	(0.19)	(4)%
Adjusted diluted earnings per share (Non-GAAP)*	5.08	3.77	1.31	35%
Segment Results
Tobacco operations sales and other operating revenues	$2,438.8	$2,258.3	$180.5	8%
Tobacco operations operating income	222.4	172.9	49.5	29%
Ingredients operations sales and other operating revenues	309.8	311.6	(1.8)	(1)%
Ingredients operations operating income	3.9	10.6	(6.6)	(63)%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below

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Universal Corporation

Net income for the fiscal year ended March 31, 2024, was $119.6 million, or $4.78 per diluted share, compared with $124.1 million, or $4.97 per diluted share, for the fiscal year ended March 31, 2023. Excluding certain non-recurring items, as detailed in Other Items below, adjusted net income increased by $33.0 million and adjusted diluted earnings per share increased by $1.31 for the fiscal year ended March 31, 2024, compared to the fiscal year ended March 31, 2023. Operating income for fiscal year 2024 was $222.0 million, an increase of $40.9 million, compared to operating income of $181.1 million for fiscal year 2023. Adjusted operating income, detailed in Other Items below, was $230.3 million, an increase of $49.2 million for fiscal year 2024, as compared to fiscal year 2023.

Net income for the quarter ended March 31, 2024, was $40.3 million, or $1.61 per diluted share, compared with $53.7 million, or $2.15 per diluted share, for the quarter ended March 31, 2023. Excluding certain non-recurring items, as detailed in Other Items below, adjusted net income and adjusted diluted earnings per share increased by $20.3 million and $0.82, respectively, for the quarter ended March 31, 2024, compared to the quarter ended March 31, 2023. Operating income for the quarter ended March 31, 2024, was $68.2 million, an increase of $15.8 million, compared to operating income of $52.4 million for the quarter ended March 31, 2023. Adjusted operating income, detailed in Other Items below, was $73.0 million for the fourth quarter of fiscal year 2024, an increase of $20.6 million, as compared to adjusted operating income of $52.4 million for the fourth quarter of fiscal year 2023.

Consolidated revenues increased by $178.7 million to $2.7 billion for fiscal year 2024, compared to fiscal year 2023. The increase was largely due to higher tobacco sales prices, which more than offset lower tobacco sales volumes, as well as an improved product mix in the Tobacco Operations segment. For the quarter ended March 31, 2024, consolidated revenues increased by $76.9 million to $770.9 million, compared to consolidated revenues of $694.0 million for the quarter ended March 31, 2023, on higher tobacco sales prices.

TOBACCO OPERATIONS
Revenues for the Tobacco Operations segment were $2.4 billion for fiscal year 2024, up $180.5 million compared to fiscal year 2023, on higher tobacco sales prices and a favorable product mix, partially offset by lower tobacco sales volumes. For the quarter ended March 31, 2024, revenues were $696.3 million, up $80.7 million compared to the quarter ended March 31, 2023, mainly on higher tobacco sales prices.

Operating income for the Tobacco Operations segment increased by $49.5 million to $222.4 million for fiscal year 2024, compared with fiscal year 2023. Tobacco Operations segment operating income was up largely on higher tobacco sales prices and a more favorable product mix, partially offset by lower tobacco sales volumes. In fiscal year 2023, a large amount of lower margin carryover tobacco crops was shipped. Larger African crops positively impacted the results for the Tobacco Operations segment in fiscal year 2024. Carryover crop shipments from South America were significantly lower in fiscal year 2024, compared to fiscal year 2023. In fiscal year 2024, our operations in Asia saw an improved product mix, compared to fiscal year 2023. Selling, general, and administrative expenses for the Tobacco Operations segment were higher in fiscal year 2024, compared to fiscal year 2023, primarily due to higher incentive compensation and benefit costs, as well as unfavorable foreign currency comparisons and costs related to a value-added tax settlement program in Brazil.

Operating income for the Tobacco Operations segment increased by $19.6 million to $73.5 million for the quarter ended March 31, 2024, compared with the quarter ended March 31, 2023. Tobacco Operations segment operating income was up largely on higher prices and a more favorable product mix. Larger African crop shipments and an improved product mix in Asia, partially offset by lower sales
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Universal Corporation

volumes in North and South America, contributed to the increase in operating income for the quarter ended March 31, 2024, compared to the quarter ended March 31, 2023. Selling, general, and administrative expenses for the Tobacco Operations segment were higher in the quarter ended March 31, 2024, compared to the quarter ended March 31, 2023, primarily due to higher incentive compensation and benefit costs, as well as unfavorable foreign currency comparisons and costs related to a value-added tax settlement program in Brazil.

INGREDIENTS OPERATIONS
Revenues for the Ingredients Operations segment of $309.8 million for fiscal year 2024, and $74.6 million for the quarter ended March 31, 2024, were down $1.8 million and $3.8 million, respectively, compared to the same periods in the prior fiscal year, as the sales of new products partially offset lower sales prices and volumes on core products.

Operating income for the Ingredients Operations segment was $4.0 million for fiscal year 2024 compared to $10.6 million for fiscal year 2023. The operating loss for the Ingredients Operations segment of $1.0 million for the quarter ended March 31, 2024, was a decrease of $1.7 million, compared to operating income for the segment of $0.7 million for the quarter ended March 31, 2023. Results for the Ingredients Operations segment for fiscal year 2024 and the quarter ended March 31, 2024, were negatively impacted by higher costs related to infrastructure investments in the ingredients platform, lower new crop raw material prices, and inventory write-downs, partially offset by margins from the sale of new products. Customer inventory recalibrations mainly in the first half of the fiscal year 2024 also negatively impacted fiscal year 2024. In the fiscal year and quarter ended March 31, 2024, selling, general, and administrative expenses were higher, compared to the same periods in fiscal year 2023, due to higher compensation and other costs largely related to our investment in expanding commercial and research and development capabilities.

OTHER ITEMS
Cost of goods sold in the fiscal year and quarter ended March 31, 2024, increased by 5% to $2.2 billion and by 9% to $619.9 million, respectively, compared with the fiscal year and quarter ended March 31, 2023, largely due to higher green tobacco costs. Selling, general, and administrative costs for fiscal year 2024 increased by $33.4 million to $310.6 million, compared to fiscal year 2023, primarily due to higher incentive compensation costs as well as unfavorable foreign currency comparisons and costs related to a value-added tax settlement in Brazil. Selling, general, and administrative costs for the quarter ended March 31, 2024, increased by $12.3 million to $82.7 million, compared to the same period in the prior fiscal year, largely on higher incentive compensation costs and unfavorable foreign currency comparisons as well as costs related to a value-added tax settlement program in Brazil. Interest expense for fiscal year 2024 increased by $17.0 million to $66.3 million, compared to fiscal year 2023, primarily on higher interest rates. Interest expense for the quarter ended March 31, 2024, increased by $2.1 million, compared to the quarter ended March 31, 2023, largely on higher debt balances resulting from accelerated tobacco purchases. Interest income for the quarter ended March 31, 2024, decreased by $5.2 million, compared to the quarter ended March 31, 2023, primarily on interest income associated with a favorably resolved tax judgement at a subsidiary in the quarter ended March 31, 2023.

For the fiscal year and quarter ended March 31, 2024, our effective tax rate on pre-tax income was 19.0% and 17.3%, respectively.

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Universal Corporation

For the fiscal year and quarter ended March 31, 2023, our effective tax rate on pre-tax income was 8.3% and a benefit of 22.8%, respectively. In fiscal year 2023, one of our subsidiaries in Brazil received a favorable final judgement from the Brazilian Superior Court of Justice. The lawsuit asserted certain tax credits on exported goods should be excluded from taxable income. The Brazilian revenue authority asserted certain tax credits generated on purchased goods and services that were ultimately exported from Brazil should be included in the calculation of taxable income. The Brazilian Superior Court of Justice affirmed the tax credits are non-taxable in accordance with the historical and existing tax legislation in Brazil. The ruling resulted in recognition of $26.6 million of Brazilian tax credits due to the recalculation of federal income taxes in Brazil for years 2015 through 2022. The net income tax benefit was partially offset by a $2.4 million income tax provision for U.S. federal income taxes. The ruling resulted in a net income tax benefit of $24.2 million for the fiscal year and quarter ended March 31, 2023. The affirmative ruling also resulted in recognition of $5.0 million of interest income for the fiscal year and quarter ended March 31, 2023. Without this interest income and income tax benefit, the consolidated effective tax rate for the quarter ended March 31, 2023, would have been approximately 33.4%.

In the fiscal year ended March 31, 2023, we sold our idled Tanzania operations and recognized $1.1 million of income taxes. Without this item and the favorable judgement in Brazil discussed above, the consolidated effective income tax rate for the fiscal year ended March 31, 2023, would have been approximately 25.5%. Additionally, the sale of our idled Tanzania operations resulted in a $1.8 million reduction to consolidated interest expense related to an uncertain tax position.

SUSTAINABILITY

In fiscal year 2024, Universal continued making progress towards our sustainability goals. We made progress towards our operational emissions targets. We also entered into a virtual power purchase agreement, which will generate renewable electricity equal to our North American footprint beginning in 2026, and entered into an emission reduction agreement expected to provide benefits to tobacco growing areas in the Philippines, which will offset a portion of our emissions in Asia beginning in 2025. We continued monitoring our social supply chain targets, and for the second year in a row, substantially met our personal protective equipment distribution, farm labor accommodation, child labor elimination, and farm labor payment goals for our contracted tobacco growers.

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Universal Corporation

Reconciliation of Certain Non-GAAP Financial Measures

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

Adjusted Operating Income Reconciliation
	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands)	2024	2023	2024	2023
As Reported: Consolidated operating income	$68,198	$52,394	$222,009	$181,072
Value-added tax settlement costs(1)	4,754	—	4,754	—
Restructuring and impairment costs(2)	—	—	3,523	—
Adjusted operating income (Non-GAAP)	$72,952	$52,394	$230,286	$181,072

Adjusted Net Income and Adjusted Diluted Earnings Per Share Reconciliation
	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands except for per share amounts)	2024	2023	2024	2023
As Reported: Net income attributable to Universal Corporation	$40,318	$53,707	$119,598	$124,052
Value-added tax settlement costs(1)	4,754	—	4,754	—
Restructuring and impairment costs(2)	—	—	3,523	—
Interest expense for value-added tax settlement(1)	245	—	245	—
Interest income related to a final income tax ruling(3)	—	(4,980)	—	(4,980)
Interest expense reversal on uncertain tax position from sale of operations in Tanzania	—	—	—	(1,816)
Total of Non-GAAP adjustments to income before income taxes	4,999	(4,980)	8,522	(6,796)
Income tax benefit on final tax ruling(3)		(24,256)	—	(24,256)
Income tax expense from sale of operations in Tanzania	—	—	—	1,132
Income tax benefit from Non-GAAP adjustments to income before income taxes(1)(4)	(498)	—	(1,010)	—
Total of income tax impacts for Non-GAAP adjustments to income before income taxes	(498)	(24,256)	(1,010)	(23,124)
As adjusted: Net income attributable to Universal Corporation (Non-GAAP)	$44,819	$24,471	$127,110	$94,132

As reported: Diluted earnings per share	$1.61	$2.15	$4.78	$4.97
Adjusted: Diluted earnings per share (Non-GAAP)	$1.79	$0.97	$5.08	$3.77
(1)     In the fourth quarter of fiscal year 2024, the Company utilized a voluntary government-sponsored value-added tax program in Brazil to settle a previously contested assessment. The Company's participation in the settlement program eliminates any future litigation regarding the matter.
(2)     Restructuring and impairment costs are included in Consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share.
(3)     The Company recognized an income tax benefit ($24.2 million) and associated interest income ($5.0 million) in the fourth quarter of fiscal year 2023 related to a favorable final judgement for one of the Company's operating subsidiaries in Brazil. The lawsuit related to the treatment of certain tax credits on exported goods in the calculation of taxable income.
(4)     The income tax effect of Non-GAAP adjustments was determined based on the timing and nature of the specific Non-GAAP adjustments and their relevant jurisdictional income tax rates (foreign, state, and local) and the applicable U.S. federal income tax rates. The Company considers current and deferred income tax rates to calculate the impact to income taxes for the Non-GAAP adjustments.
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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; our reliance on a few large customers; our ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of our products and services; costs incurred in providing these products and services including increased transportation costs and delays attributed to global supply chain challenges; timing of shipments to customers; higher inflation rates; changes in market structure; government regulation and other stakeholder expectations; economic and political conditions in the countries in which we and our customers operate, including the ongoing impacts from international conflicts; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying our critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Reports on Form 10-K for the years ended March 31, 2023, and March 31, 2024, which is expected to be filed shortly. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on May 22, 2024, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 22, 2024. A taped replay of the call will be available through June 5, 2024, by dialing (888) 225-1626.

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Universal Corporation

Universal Corporation (NYSE: UVV) is a global agricultural company with over 100 years of experience supplying products and innovative solutions to meet our customers’ evolving needs and precise specifications. Through our diverse network of farmers and partners across more than 30 countries on five continents, we are a trusted provider of high-quality, traceable products. We leverage our extensive supply chain expertise, global reach, integrated processing capabilities, and commitment to sustainability to provide a range of products and services designed to drive efficiency and deliver value to our customers. For more information, visit www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$770,860	$693,979	$2,748,573	$2,569,824
Costs and expenses
Cost of goods sold	619,942	571,171	2,212,475	2,111,539
Selling, general and administrative expenses	82,720	70,414	310,566	277,213
Restructuring and impairment costs	—	—	3,523	—
Operating income	68,198	52,394	222,009	181,072
Equity in pretax earnings of unconsolidated affiliates	4,251	2,175	756	2,383
Other non-operating income	905	1,999	3,084	1,791
Interest income	466	5,616	4,504	6,023
Interest expense	18,152	16,041	66,273	49,300
Income before income taxes	55,668	46,143	164,080	141,969
Income taxes	9,611	(10,525)	31,109	11,733
Net income	46,057	56,668	132,971	130,236
Less: net income attributable to noncontrolling interests in subsidiaries	(5,739)	(2,961)	(13,373)	(6,184)
Net income attributable to Universal Corporation	$40,318	$53,707	$119,598	$124,052

Earnings per share:
Basic	$1.62	$2.17	$4.81	$5.01
Diluted	$1.61	$2.15	$4.78	$4.97

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2024	2023

ASSETS
Current assets
Cash and cash equivalents	$55,593	$64,690
Accounts receivable, net	525,262	402,073
Advances to suppliers, net	139,064	170,801
Accounts receivable—unconsolidated affiliates	5,385	12,210
Inventories—at lower of cost or net realizable value:
Tobacco	1,070,580	833,876
Other	193,518	202,907
Prepaid income taxes	19,484	16,493
Other current assets	93,655	99,840
Total current assets	2,102,541	1,802,890

Property, plant and equipment
Land	26,244	24,926
Buildings	323,969	311,138
Machinery and equipment	693,868	689,220
	1,044,081	1,025,284
Less accumulated depreciation	(678,201)	(674,122)
	365,880	351,162
Other assets
Operating lease right-of-use assets	32,510	40,505
Goodwill, net	213,869	213,922
Other intangibles, net	68,883	80,101
Investments in unconsolidated affiliates	76,289	76,184
Deferred income taxes	15,181	13,091
Pension asset	11,857	9,984
Other noncurrent assets	50,229	51,343
	468,818	485,130

Total assets	$2,937,239	$2,639,182

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2024	2023

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$417,217	$195,564
Accounts payable	108,727	83,213
Accounts payable—unconsolidated affiliates	1,621	5,830
Customer advances and deposits	17,179	3,061
Accrued compensation	39,766	33,108
Income taxes payable	7,477	3,274
Current portion of operating lease liabilities	10,356	11,404
Accrued expenses and other current liabilities	109,015	106,533
Current portion of long-term debt	—	—
Total current liabilities	711,358	441,987

Long-term debt	617,364	616,809
Pensions and other postretirement benefits	43,251	42,769
Long-term operating lease liabilities	19,302	25,540
Other long-term liabilities	27,902	32,512
Deferred income taxes	39,139	42,613
Total liabilities	1,458,316	1,202,230

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Common stock, no par value, 100,000,000 shares authorized, 24,573,408 shares issued and outstanding (24,555,361 at March 31, 2023)	345,596	337,247
Retained earnings	1,173,196	1,136,898
Accumulated other comprehensive loss	(81,585)	(77,057)
Total Universal Corporation shareholders' equity	1,437,207	1,397,088
Noncontrolling interests in subsidiaries	41,716	39,864
Total shareholders' equity	1,478,923	1,436,952

Total liabilities and shareholders' equity	$2,937,239	$2,639,182

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$132,971	$130,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,326	57,300
Provision for losses (recoveries) on advances	14,090	10,584
Inventory write-downs	9,234	13,995
Stock-based compensation expense	12,063	8,420
Foreign currency remeasurement loss (gain), net	5,114	(3,892)
Foreign currency exchange contracts	(365)	14,163
Deferred income taxes	(5,404)	(7,657)
Equity in net income of unconsolidated affiliates, net of dividends	(1,239)	4,010
Brazil tax ruling	—	(29,236)
Restructuring and impairment costs	3,523	—
Restructuring payments	(1,181)	—
Other, net	1,001	(6,249)
Changes in operating assets and liabilities, net:	(302,765)	(202,231)
Net cash provided (used) by operating activities	(74,632)	(10,557)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(66,013)	(54,674)
Proceeds from sale of business, less cash of businesses sold	3,757	3,245
Proceeds from sale of property, plant and equipment	2,257	1,079
Net cash used by investing activities	(59,999)	(50,350)

Cash Flows From Financing Activities:
Issuance (repayment) of short-term debt, net	223,000	24,712
Issuance of long-term debt	—	123,481
Repayment of long-term debt	—	(23,481)
Dividends paid to noncontrolling interests in subsidiaries	(10,572)	(10,221)
Repurchase of common stock	(4,744)	(3,448)
Dividends paid on common stock	(78,402)	(77,391)
Proceeds from termination of interest rate swap agreements	—	11,786
Debt issuance costs and other	(3,607)	(6,489)
Net cash provided (used) by financing activities	125,675	38,949

Effect of exchange rate changes on cash	(141)	(1,000)
Net increase (decrease) in cash and cash equivalents	(9,097)	(22,958)
Cash, restricted cash and cash equivalents at beginning of year	64,690	87,648
Cash, Restricted Cash and Cash Equivalents at End of Year	$55,593	$64,690
See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2024	2023	2024	2023

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$40,318	$53,707	$119,598	$124,052

Denominator for basic earnings per share
Weighted average shares outstanding	24,846,063	24,776,193	24,851,858	24,773,710

Basic earnings per share	$1.62	$2.17	$4.81	$5.01

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$40,318	$53,707	$119,598	$124,052

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,846,063	24,776,193	24,851,858	24,773,710
Effect of dilutive securities
Employee and outside director share-based awards	266,044	195,661	189,056	170,131
Denominator for diluted earnings per share	25,112,107	24,971,854	25,040,914	24,943,841

Diluted earnings per share	$1.61	$2.15	$4.78	$4.97

NOTE 3. SEGMENT INFORMATION
Management regularly evaluates the Company’s global business activities, including product and service offerings to its customers, as well as senior management’s operational and financial responsibilities. Assessments include an analysis of how its chief operating decision maker measures business performance and allocates resources. As a result of this analysis, senior management has determined the Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.
The Tobacco Operations segment activities involve contracting, procuring, processing, packing, storing, and shipping leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of next generation tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and
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Universal Corporation

chemical product testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.
The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, dehydrated products, botanical extracts, and flavorings. Customers for the Ingredients Operations segment include large multinational food and beverage companies, smaller independent manufacturers, and retail organizations. FruitSmart, Silva, and Shank's are the primary operations for the Ingredients Operations segment. FruitSmart supplies a broad set of juices, concentrates, pomaces, purees, fruit fibers, seeds, seed powders, and other value-added products to food, beverage, and flavor companies throughout the United States and internationally. Silva procures dehydrated vegetables, fruits, and herbs from around the world and specializes in processing natural materials into custom designed dehydrated vegetable and fruit-based ingredients for a variety of end products. Shank's offers a diversified portfolio of botanical extracts, distillates, natural flavors, and color for industrial and private label customers worldwide, and is known for their significant vanilla expertise. Shank's is also equipped to offer customers custom bottling and packaging for their products.
Universal incurs overhead expenses related to senior management, sales, finance, legal, and other functions that are centralized at its corporate headquarters, as well as functions performed at several sales and administrative offices around the world. These overhead expenses are currently allocated to the reportable operating segments, generally on the basis of projected annual financial and operational performance, including volumes planned to be purchased and/or processed. Management believes this method of allocation is currently representative of the value of the related services provided to the operating segments. The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates.
Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2024	2023	2024	2023

SALES AND OTHER OPERATING REVENUES

Tobacco Operations	$696,281	$615,578	$2,438,775	$2,258,260
Ingredients Operations	74,579	78,401	309,798	311,564
Consolidated sales and other operating revenues	$770,860	$693,979	$2,748,573	$2,569,824

OPERATING INCOME

Tobacco Operations	$73,477	$53,879	$222,352	$172,889
Ingredients Operations	(1,028)	690	3,936	10,566
Subtotal	72,449	54,569	226,288	183,455
Deduct: Equity in pretax earnings of unconsolidated affiliates (1)	(4,251)	(2,175)	(756)	(2,383)
Restructuring and impairment costs (2)	—	—	(3,523)	—
Consolidated operating income	$68,198	$52,394	$222,009	$181,072

(1)Equity in pretax earnings of unconsolidated affiliates is included in reportable segment operating income, but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.
(2)Restructuring and impairment costs are excluded from reportable segment operating income, but are included in consolidated operating income in the consolidated statements of income.
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